Exhibit 3.2

STORE CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

12.5% Series A Cumulative Non-Voting Preferred Stock

JAN 05 2012

STORE Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Articles of Incorporation of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, has classified and designated One Hundred and Twenty Five (125) shares (the “Shares”) of the authorized but unissued preferred stock of the Corporation (the “Preferred Stock”) as 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon filing of these Articles Supplementary, shall become part of Article VI of the Charter, with any necessary or appropriate changes to the numbering or lettering of the sections or subsections hereof:

12.5% Series A Cumulative Non-Voting Preferred Stock

(1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated as the “12.5% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be One Hundred and Twenty Five (125).

(2) RANK. The Series A Preferred Stock shall, with respect to rights to receive dividends, redemption rights and rights to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Corporation’s Common Stock (as defined in the Charter) and any other capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to dividends, redemption rights and upon liquidation, dissolution or winding up of the Corporation, junior to such Series A Preferred Stock (the “Junior Shares”); (b) on a parity with any other capital of the Corporation, now or hereafter issued and outstanding, other than the capital stock referred to in clauses (a) and (c); and (c) junior to all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series A Preferred Stock.

(3) DIVIDENDS.

(a)                                 Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.5% per annum of the total of $1,000.00 per share of Series A Preferred Stock, plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from and including the date on which the Series A Preferred Stock is issued (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”), commencing June 30, 2012; provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from the Dividend Payment Date to the following business day. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by two. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)                                 No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with, the Corporation.

(c)                                  Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)                                 Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Shares, nor shall any shares of Junior Shares be redeemed, purchased or otherwise acquired (other than redemptions for the purposes of preserving the Corporation’s qualification as a REIT (as defined in the Charter) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Shares).

(e)                                  When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f)                                   Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(4) LIQUIDATION PREFERENCE.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, out of the assets of the Corporation legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the liquidation event occurs before the Redemption Premium (as defined below) right expires the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Shares.

(b)                                 In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)                                 Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(e)                                  The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation; provided, however that any such transaction which results in an amendment, restatement or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a liquidation of the Corporation for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC).

(5) REDEMPTION.

(a)                                 Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) until December 31, 2013, $1.00, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)                                 Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Shares of the Corporation (except by exchange for Junior Shares); provided, however, that the foregoing shall not prevent the acquisition by the Corporation of shares in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)                                  Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)                                 Procedures for Redemption.

(i)                                     Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)                                  In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)                               If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)                              The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A)                               the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)                               any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)                                  Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

(6) VOTING RIGHTS. Except as provided in this Section, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.

(7) CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The Shares has been classified and designated by the Board under the authority contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective upon acceptance for record by the SDAT.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 4th day of January, 2012.

ATTEST:		STORE CAPITAL CORPORATION, a
Maryland corporation

By:	/s/ Michael T. Bennett	By:	/s/ Christopher H. Volk
Name:	Michael T. Bennett	Name:	Christopher H. Volk
Title:	Secretary	Title:	President